Exhibit 99.1

FOR IMMEDIATE RELEASE

VuBotics Contact:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

(212) 671-1020

VUBOTICS ANNOUNCES ELECTION OF
MARC OWENSBY TO BOARD OF DIRECTORS

Atlanta, GA – August 22, 2007 –VuBotics, Inc. (OBTC: VBTC), developer of VuIT™, the global leader in small screen reading technology, today announced the election of Marc Owensby to its board of directors.  Mr. Owensby will join the company’s chairman and CEO, Philip Lundquist, as well as Robert Eramian and Ronan Harris, increasing the board to 4 members.  Mr. Owensby brings extensive international mobile telecommunications industry expertise and emerging growth company experience.

Philip Lundquist, Chairman and CEO of VuBotics, stated, “We are very happy that Marc Owensby has agreed to join our board to help us move forward and make the VuIT technology ubiquitous throughout the mobile telephony and computing world.  Marc has a deep understanding of the telecommunications and high-tech industries, and has a proven track-record in these sectors.”

In accepting the invitation, Mr. Owensby commented, “I look forward to working with the entire VuBotics’ team to realize the business potential of the company’s revolutionary reading technology.”

After serving as Director, Business Development for COMSAT Mobile Communications Inc., and Vice President Telecommunications for Lockheed Martin International, Mr. Owensby co-founded Spotcast Communications, Inc. with his brother Craig Owensby, and served as its CEO. Spotcast specialized in mobile phone advertising and marketing technologies. Spotcast sold its patents to Leap Wireless in the spring of 2001.  In 2002, Mr. Owensby and his brother co-founded PT Code Jawa in Indonesia.  PT Code Jawa has established itself as a cutting edge mobile software development house, and as the dominant mobile entertainment services company in Indonesia with over 3 million paying subscribers generating tens of millions of dollars in revenues annually.

ABOUT VUBOTICS

VuBotics, Inc. is an emerging technology provider dedicated to improving the reading experience. Today, VuBotics has several patent pending software applications, including VuIT(tm) Online Reader and VuIT(tm) Mobile, which are designed for content providers and aggregators worldwide. The VuIT(tm) product family uses an advanced proprietary algorithm that dynamically delivers text sequentially onto a viewing screen, word-by-word, rather than as static text across a screen. Other VuBotics products under development include online experience metrics, and relational search and intelligent agent technologies. Based in Atlanta, Georgia, VuBotics’ strategy is to take advantage of the growing market for digital content through business relationships with global media and technology companies. For more information, visit: http://www.vubotics.com.

Safe Harbor Statement

This press release contains statements about the Company’s future business prospects which may be considered to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  For further information regarding cautionary statements and factors affecting future results, please refer to VuBotics, Inc.’s filings with the Securities and Exchange Commission.

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